FORM OF REMARKETING AGREEMENT

     REMARKETING AGREEMENT, dated as of May [__], 1998 (the "Remarketing Agreement"), between Cytec Industries Inc., a Delaware corporation (the "Company"), and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch" and, in its capacity as the remarketing dealer hereunder, the "Remarketing Dealer").

     WHEREAS, the Company has issued $120,000,000 aggregate principal amount of its [ ]% MandatOry Par Put Remarketed Securities SM due 2025 (the "MOPPRS SM") pursuant to an indenture, dated as of March 15, 1998 (the "Indenture"), between the Company and PNC Bank, National Association, as trustee (the "Trustee"); and

     WHEREAS, the MOPPRS are being sold initially pursuant to an underwriting agreement, dated May 6, 1998 (the "Purchase Agreement"), between the Company and the Underwriters named in Schedule I thereto; and

     WHEREAS, the Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (No. 333-3808) under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the offering of Debt Securities, including the MOPPRS, which registration statement was declared effective by order of the Commission on April 8, 1998, and has filed such amendments thereto and such amended prospectuses as may have been required to the date hereof, and will file such additional amendments thereto and such additional amended prospectuses as may hereafter be required, and the Company has filed a registration statement pursuant to Rule 462(b) under the 1933 Act which registration statement became effective upon filing with the Commission; and

     WHEREAS, Merrill Lynch is prepared to act as the Remarketing Dealer with respect to the remarketing of the MOPPRS on May [__], 2005 (the "Remarketing Date") pursuant to the terms of, but subject to the conditions set forth in, this Agreement;

     NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

     Section 1. Definitions. Capitalized terms used and not defined in this Agreement shall have the meanings assigned to them in the Indenture (including the form of the MOPPRS).

     Section 2. Representations and Warranties. (a) The Company represents and warrants to the Remarketing Dealer as of the date hereof, the Notification Date (as defined below), the Determination Date (as defined below) and the Remarketing Date (each such date being hereinafter referred to as a "Representation Date"), that (i) during the 12 months immediately preceding the applicable Representation Date, it has made all the filings with the Commission that it is required to make under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder (the "1934 Act Regulations") (collectively, the "1934 Act Documents"), (ii) each 1934 Act Document complies in all material respects with the requirements of the 1934 Act and 1934 Act Regulations, and each 1934 Act Document did not at the time of filing with the Commission, and as of each Representation Date, as modified or superseded by any subsequently filed 1934 Act Document on or prior to such Representation Date, will not, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (iii) the applicable Remarketing Materials (as defined herein), as of each

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Representation Date after the date hereof, as modified or superseded by any subsequently filed 1934 Act Document on or prior to such Representation
Date (or, if applicable, by any document filed pursuant to the 1933 Act and the rules and regulations thereunder (the "1933 Act Regulations")), will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The Company further represents and warrants to the Remarketing Dealer as of each Representation Date as follows:

          (i) KPMG Peat Marwick LLP (and any successor accountants), who have certified certain financial statements of the Company and its subsidiaries, are independent public accountants as required by the 1933 Act and the 1933 Act Regulations.

          (ii) The consolidated financial statements included or incorporated by reference in the 1934 Act Documents, together with the related schedules and notes, present fairly the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the consolidated results of operations and the consolidated cash flows of the Company and its subsidiaries for the periods specified; such financial statements, except as described therein, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved. The pro forma financial statements and the related notes thereto, if any, included or incorporated by reference in the 1934 Act Documents present fairly the information shown therein, have been prepared in accordance with the Commission's rules and guidelines with respect to pro forma financial statements and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

          (iii) Except as described in the 1934 Act Documents, since the respective dates as of which information is given in the 1934 Act Documents, there has not been (i) any increase in the long-term debt of the Company and its consolidated subsidiaries in an amount in excess of $10,000,000, other than indebtedness incurred to pay obligations under the rate lock agreements of the Company described in the 1934 Act Documents or (ii) except as set forth or contemplated in the 1934 Act Documents, any material adverse change, or any development or event likely to result in a prospective material adverse change, in or affecting the general affairs, financial position, stockholders' equity or results of operations of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect").

          (iv) The Company and each "significant subsidiary" of the Company (as such term is defined in Rule 1-02 of Regulation S-X) (each, a "Material Subsidiary" and, collectively, the "Material Subsidiaries") have been duly incorporated and are validly existing as corporations in good standing under the laws of the State of Delaware, with corporate power and authority to own their properties and conduct their business as described in the 1934 Act Documents and to execute and deliver this Agreement, and have been duly qualified as foreign corporations for the transaction of business and are in good standing under the laws of each other jurisdiction in which they own or lease properties or conduct any business so as to require such qualification, except where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

          (v) The Company and each of its Material Subsidiaries have good title to all manufacturing plants or facilities (together with the land upon which it is erected and fixtures comprising a part thereof) located in the United Sates of America (excluding

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     territories and possessions) the net book value (as defined in the
     Indenture) of which exceeds 1.5% of Consolidated Net Tangible Assets (as defined in the Indenture), except any such plant or facility which is a pollution control or other facility financed by obligations issued by a state or local governmental unit and described in Sections 141(a), 142(a)(5), 142(a)(6), 142(10) or 144(a) of the Internal
     Revenue Code of 1986, as amended (or any successor provision thereof), or which in the opinion of the Board of Directors of the Company is not of material importance to the total business conducted by the Company and its subsidiaries as a whole (each, a "Principal Property" and collectively, the "Principal Properties"), in each case free and clear of all liens, encumbrances and defects except such as are described in the 1934 Act Documents or such as do not materially affect the value of such Principal Property and do not interfere with the use made of such Principal Property by the Company and its Material Subsidiaries, except where such impairment or interference would not reasonably be expected to have a Material Adverse Effect; and the Principal Properties held under lease by the Company and the Material Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made of such Principal Property by the Company and the Material Subsidiaries except where such interference would not reasonably be expected to have a Material Adverse Effect.

          (vi) This Agreement has been duly authorized, executed and delivered by the Company.

          (vii) The Indenture has been duly authorized, executed and delivered by the Company and duly qualified under the Trust Indenture Act of 1939, as amended (the "1939 Act"), and is a legal, valid and binding agreement of the Company enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general principles of equity.

          (viii) The MOPPRS, when issued in accordance with this Agreement and the Indenture, will have been duly authorized by the Company and when executed and delivered by the Company will constitute legal, valid and binding obligations of the Company enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general principles of equity.

          (ix) Neither the Company nor any of the Material Subsidiaries is
     (i) in violation of its Certificate of Incorporation or By-laws or
     (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, where such default would be reasonably likely to have a Material Adverse Effect; and the execution, delivery and performance of this Agreement and the Indenture, the issuance and sale of the MOPPRS and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument of which the Company or any of the Material Subsidiaries is a party or by which the Company or any of the Material Subsidiaries is bound or to which any of the property or assets of the Company or any of the Material Subsidiaries is subject, except where such breach or violation would not reasonably be expected to have a Material Adverse Effect, nor will such action result in any violation of the provisions of the Certificate of Incorporation or By-laws of the Company or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of the Material

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     Subsidiaries or any of their properties; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the MOPPRS or the consummation by the Company of the transactions contemplated by this Agreement, except the registration under the Act of the MOPPRS, qualification of the Indenture under the Trust Indenture Act and such consents, approvals, authorizations, registrations or qualifications as may be required under state or foreign securities or Blue Sky laws in connection with the purchase and distribution of the MOPPRS by the Underwriters.


          (x) Other than as set forth or contemplated in the 1934 Act Documents, there are no legal or governmental proceedings pending to which the Company or any of the Material Subsidiaries is a party or of which any property of the Company or any Material Subsidiaries is the subject which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and, to the best of the Company's knowledge, there are no proceedings threatened or contemplated by governmental authorities or threatened by others which would reasonably be expected to have a Material Adverse Effect.

          (xi) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder, in connection with the remarketing of the MOPPRS hereunder or the consummation of the transactions contemplated by this Agreement or for the due execution, delivery or performance of the Indenture by the Company, except such as have been already obtained, and except as may be required under the 1933 Act or the 1933 Act Regulations or state securities or Blue Sky laws and except for the qualification of the Indenture under the Trust Indenture Act.

          (xii) The Company is not and, after giving effect to the offering and sale of the MOPPRS, will not be an "investment company" or any entity "controlled" by an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended (the "Investment Company Act").

          (xiii) The MOPPRS are rated BBB by Standard & Poors Ratings Services Group and Baa2 by Moody's Investors Service, Inc. or such other rating as to which the Company shall have most recently notified the Remarketing Dealer pursuant to Section 3(a) hereof.

          (xiv) Other than as set forth or contemplated in the 1934 Act Documents, each of the Company and the Material Subsidiaries are in material compliance with all applicable federal, state and local environmental laws and regulations, including those applicable to emissions to the environment, waste management and waste disposal (collectively, "Environmental Laws"), except for such noncompliance as would not, to the best knowledge of the Company, reasonably be expected to have a Material Adverse Effect.

          (xv) Other than as set forth or contemplated in the 1934 Act Documents, (i) there is no claim under any Environmental Law, including common law, pending or, to the best knowledge of the Company, threatened or contemplated against the Company or the Material Subsidiaries (an "Environmental Claim") which would reasonably be expected to have a Material Adverse Effect and (ii) to the knowledge of the Company, under applicable law, there are no past or present actions, activities, circumstances, events or incidents, including releases of any material into the environment, that could form the basis of any Environmental Claim against the Company or the Material Subsidiaries which would

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     reasonably be expected to have a Material Adverse Effect.

     References in the foregoing representations and warranties to the 1934 Act Documents shall be deemed to refer to the Registration Statement (as defined in Section 3(b) below) and Prospectus (as defined in Section 3(b) below), in each case including the documents incorporated by reference therein, if such are required pursuant to Section 3(e) hereof.

     (c) Additional Certifications. Any certificate signed by any director or officer of the Company and delivered to the Remarketing Dealer or to counsel for the Remarketing Dealer in connection with the remarketing of the MOPPRS shall be deemed a representation and warranty by the Company to the Remarketing Dealer as to the matters covered thereby.

     Section 3. Covenants of the Company. The Company covenants with the Remarketing Dealer as follows:

     (a) During the twelve-month period immediately preceding the Remarketing Date, the Company will provide prompt notice by telephone, confirmed in writing (which may include facsimile or other electronic transmission), to the Remarketing Dealer of (i) any notification or announcement by a "nationally recognized statistical rating organization" (as defined by the Commission for purposes of Rule 436(g)(2) under the 1933
Act) with regard to the ratings of any securities of the Company, including, without limitation, notification or announcement of a downgrade in or withdrawal of the rating of any security of the Company or notification or announcement of the placement of any rating of any securities of the Company under surveillance or review, including placement on CreditWatch or on Watch List with negative implications, or (ii) the occurrence at any time of any event set forth in Section 8(b) of this Agreement.

     (b) During the twelve-month period immediately preceding the Remarketing Date, the Company will furnish to the Remarketing Dealer:

          (i) if required as provided in paragraph (e) below for purposes of the remarketing, a then currently effective registration statement under the 1933 Act and a then current prospectus relating to the MOPPRS to be used by the Remarketing Dealer for remarketing and resale of the MOPPRS (such registration statement (whether consisting of the registration statement relating to the initial issuance of the MOPPRS, or any amendment thereto or a new registration statement) and any amendments thereto, including any such prospectus (whether consisting of the prospectus relating to the initial issuance of the MOPPRS or any amendment or supplement thereto or a new prospectus) relating to the MOPPRS constituting a part thereof, and all documents incorporated therein by reference, as from time to time amended or supplemented pursuant to the 1934 Act, the 1933 Act, or otherwise, are referred to herein as the "Registration Statement" and the "Prospectus," respectively, except that if any revised prospectus shall be provided to the Remarketing Dealer by the Company for use in connection with the remarketing of the MOPPRS which differs from the Prospectus on file at the Commission at the time the Registration Statement becomes effective, the term "Prospectus" shall refer to such revised prospectus from and after the time it is first provided to the Remarketing Dealer for such use);

          (ii) each 1934 Act Document filed after the date hereof; and

          (iii) in connection with the remarketing of MOPPRS, such other information as the Remarketing Dealer may reasonably request from time to time.

     The Company agrees to provide the Remarketing Dealer with as many copies of the

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foregoing written materials and other Company approved information as the
Remarketing Dealer may reasonably request for use in connection with the remarketing of MOPPRS and consents to the use thereof for such purpose.

     (c) During the twelve-month period immediately preceding the Remarketing Date, if, at any time during which the Remarketing Dealer would be obligated to take any action under this Agreement, any event or condition known to the Company relating to or affecting the Company, any subsidiary thereof or the MOPPRS shall occur which could reasonably be expected to cause any of the reports, documents, materials or information referred to in paragraph (b) above or any document incorporated therein by reference (collectively, the "Remarketing Materials") to contain an untrue statement of a material fact or omit to state a material fact, the Company shall promptly notify the Remarketing Dealer in writing of the circumstances and details of such event or condition.

     (d) So long as the MOPPRS are outstanding, the Company will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act
Regulations.

     (e) The Company will comply with the 1933 Act and the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations and the 1939 Act and the rules and regulations of the Commission thereunder so as to permit the completion of the remarketing of the MOPPRS on the Remarketing Date as freely transferable securities, as contemplated in this Agreement and in the prospectus relating to the initial issuance of the MOPPRS. In furtherance of the foregoing, if it shall be necessary, in the opinion of counsel for the Remarketing Dealer or for the Company, to have a Registration Statement and a Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations and the Commission's interpretations of the 1933 Act and the 1933 Act Regulations, or if at any time when a Prospectus is required by the 1933 Act to be delivered in connection with remarketing and resales of the MOPPRS, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Remarketing Dealer or for the Company, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, the Company, at its expense, will promptly (i) prepare and file with the Commission such Registration Statement and Prospectus, or such amendment or supplement as may be necessary to correct such statement or omission as referred to above or to make the Registration Statement or the Prospectus comply with such requirements as referred to above, (ii) furnish to the Remarketing Dealer such number of copies of such Registration Statement and Prospectus or such amendment, supplement or other document as the Remarketing Dealer may reasonably request and (iii) furnish to the Remarketing Dealer an officers' certificate, an opinion (including a statement as to the absence of material misstatements in or omissions from the Registration Statement and Prospectus, as amended or supplemented) of counsel for the Company satisfactory to the Remarketing Dealer and a "comfort letter" from the Company's independent accountants, in each case in form and substance satisfactory to the Remarketing Dealer, of the same tenor as the officers' certificate, opinion and comfort letter, respectively, delivered pursuant to the Purchase Agreement, but modified to relate to the Registration Statement and Prospectus as amended or supplemented to the date thereof.

     (f) The Company agrees that neither it nor any of its subsidiaries or affiliates shall defease, purchase or otherwise acquire, or enter into any agreement to defease, purchase or otherwise acquire, any of the MOPPRS prior to the remarketing thereof by the Remarketing Dealer, other than (i) at any time prior to the Remarketing Dealer's election on the Notification Date, to remarket the MOPPRS, in accordance with Sections 11(b), 11(d) and 11(e) of this Agreement, and (ii) at any time after the Remarketing Dealer's election on the Notification Date to remarket the

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MOPPRS, pursuant to Section 4(g) or 4(h) of this Agreement.

     (g) Notwithstanding any provision to the contrary set forth in the Indenture, the Company shall (i) use its best efforts to maintain the MOPPRS in book-entry form with The Depository Trust Company ("DTC") or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the MOPPRS in book-entry form, and (ii) waive any discretionary right it otherwise has under the Indenture to cause the MOPPRS to be issued in certificated form.

     (h) To the extent that any Registration Statement and Prospectus are required as contemplated in paragraph (e) above, the Company will comply with covenants of the same tenor as those set forth in the Purchase Agreement, but modified to relate to the Registration Statement and Prospectus.

     Section 4. Appointment and Obligations of the Remarketing Dealer. (a) Unless this Agreement is otherwise terminated in accordance with Section 11 hereof, in accordance with the terms, but subject to the conditions, of this Agreement, the Company hereby appoints Merrill Lynch, and Merrill Lynch hereby accepts such appointment, as the exclusive Remarketing Dealer with respect to $120,000,000 aggregate principal amount of MOPPRS, subject further to repurchase of the MOPPRS in accordance with clause (g) of this section or redemption of the MOPPRS in accordance with clause (h) of this section.

     (b) It is expressly understood and agreed by the parties hereto that the obligations of the Remarketing Dealer hereunder with respect to the MOPPRS to be remarketed on the Remarketing Date are conditioned on (i) the issuance and delivery of such MOPPRS pursuant to the terms and conditions of the Purchase Agreement and (ii) the Remarketing Dealer's election on the Notification Date to purchase the MOPPRS for remarketing on the Remarketing Date. It is further expressly understood and agreed by and between the parties hereto that, if the Remarketing Dealer has elected to remarket the MOPPRS pursuant to clause (c) below, the Remarketing Dealer shall not be obligated to set the Interest Rate to Maturity on any MOPPRS, to remarket any MOPPRS or to perform any of the other duties set forth herein at any time after the Notification Date if (i) any of the conditions set forth in clause (a) of Section 8 hereof shall not have been fully and completely met to the satisfaction of the Remarketing Dealer, or (ii)(A) any of the events set forth in clause (b)(ii), (v) or (viii) of Section 8 hereof shall have occurred at any time and (B) any of the events set forth in clause (b)(i),
(iii), (iv), (vi) or (vii) shall have occurred subsequent to the Remarketing Dealer's election on the Notification Date to remarket the MOPPRS.

     (c) On a Business Day not later than five Business Days prior to the Remarketing Date, the Remarketing Dealer shall notify the Company and the Trustee as to whether it elects to purchase the MOPPRS on the Remarketing Date (the "Notification Date"). If, and only if, the Remarketing Dealer so elects, the MOPPRS shall be subject to mandatory tender to the Remarketing Dealer for remarketing on the Remarketing Date, subject to the conditions described herein.

     (d) Subject to the Remarketing Dealer's election to remarket the MOPPRS as provided in clause (c) above, the Interest Rate to Maturity shall be determined by the Remarketing Dealer by 3:30 p.m., New York City time, on the third Business Day preceding the Remarketing Date (the "Determination Date") to the nearest one hundred-thousandth (0.00001) of one percent per annum, and will be equal to the sum of ___% (the "Base Rate") plus the Applicable Spread (as defined below), which will be based on the Dollar Price (as defined below) of the MOPPRS.

     The "Applicable Spread" will be the lowest bid indication, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the Remarketing Dealer on the

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Determination Date from the bids quoted by five Reference Corporate Dealers
(as defined below) for the full aggregate principal amount of the MOPPRS at the Dollar Price, but assuming (i) an issue date equal to the Remarketing Date, with settlement on such date without accrued interest, (ii) a maturity date equal to the Stated Maturity Date of the MOPPRS, and (iii) a stated annual interest rate, payable semiannually on each Interest Payment Date for the MOPPRS, equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than five Reference Corporate Dealers bid as described above, then the Applicable Spread shall be the lowest of such bid indications obtained as described above. The Interest Rate to Maturity announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and Holders of the MOPPRS, the Company and the Trustee.

     "Comparable Treasury Issues" means the United States Treasury security or securities selected by the Remarketing Dealer as having an actual or interpolated maturity or maturities of thirty years.

     "Comparable Treasury Price" means, with respect to the Remarketing Date, (a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) on the Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500), or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on the Determination Date, (i) the average of the Reference Treasury Dealer Quotations for the Remarketing Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets Limited.

     "Dollar Price" means, with respect to the MOPPRS, the present value determined by the Remarketing Dealer, as of the Remarketing Date, of the Remaining Scheduled Payments (as defined below) discounted to the Remarketing Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below).

     "Reference Corporate Dealer" means each of the Remarketing Dealer and four other leading dealers of publicly traded debt securities of the Company in the City of New York to be chosen by the Company (with the consent of the Remarketing Dealer, which consent shall not be unreasonably withheld), and their respective successors.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m., New York City time, on the Determination Date.

     "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Morgan Stanley & Co. Incorporated, Salomon Brothers Inc and SBC Warburg Dillon Read Inc. and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Remarketing Dealer shall substitute therefor another Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to the MOPPRS, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only,

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                                     9

that would be due after the Remarketing Date to and including the Stated Maturity Date; provided, however, that if the Remarketing Date is not an Interest Payment Date with respect to the MOPPRS, the amount of the next succeeding scheduled interest payment thereon, calculated at the Base Rate only, will be reduced by the amount of interest accrued thereon, calculated at the Base Rate only, to the Remarketing Date.

     "Treasury Rate" means, with respect to the Remarketing Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues (as defined below), assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount), equal to the Comparable Treasury Price (as defined below) for the Remarketing Date.

     (e) Subject to the Remarketing Dealer's election to remarket the MOPPRS as provided in clause (c) above, the Remarketing Dealer shall notify the Company, the Trustee and DTC by telephone, confirmed in writing (which may include facsimile or other electronic transmission), by 4:00 p.m., New York City time, on the Determination Date of the Interest Rate to Maturity applicable to the MOPPRS effective from and including the Remarketing Date.

     (f) In the event that the MOPPRS are remarketed as provided herein, the Remarketing Dealer shall make, or cause the Trustee to make, payment to the DTC Participant of each tendering Beneficial Owner of MOPPRS subject to remarketing, by book entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's tendered MOPPRS, of 100% of the principal amount of the tendered MOPPRS that have been purchased for remarketing by the Remarketing Dealer. The Company shall make, or cause the Trustee to make, payment of interest to each Beneficial Owner of MOPPRS due on the Remarketing Date by book entry through DTC by the close of business on the Remarketing Date.

     (g) In the event that (i) the Remarketing Dealer for any reason does not notify the Company of the Interest Rate to Maturity by 4:00 p.m., New York City time, on the Determination Date, or (ii) prior to the Remarketing Date, the Remarketing Dealer has resigned and no successor has been appointed on or before the Determination Date, or (iii) the Remarketing Dealer has terminated this Agreement pursuant to Section 8 or Section 11 hereof at any time after the Remarketing Dealer elects on the Notification Date to remarket the MOPPRS, or (iv) the Remarketing Dealer for any reason does not elect, by notice to the Company and the Trustee not later than the Notification Date to purchase the MOPPRS for remarketing on the Remarketing Date, or (v) the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date, the Company shall repurchase the MOPPRS as a whole on the Remarketing Date at a price equal to 100% of the principal amount of the MOPPRS plus all accrued and unpaid interest, if any, on the MOPPRS to the Remarketing Date; provided, however, that any such repurchase of the MOPPRS by the Company pursuant to clause (i) or (v) above shall not constitute a waiver of any claim for breach of this Agreement that it may have against the Remarketing Dealer for acts or omissions occurring prior to such repurchase. In any such case, payment will be made by the Company through the Trustee to the DTC Participant of each tendering Beneficial Owner of MOPPRS, by book-entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's tendered MOPPRS.

     (h) If the Remarketing Dealer elects to remarket the MOPPRS as provided in clause (c) above, then not later than the Business Day immediately preceding the Determination Date, the Company shall notify the Remarketing Dealer and the Trustee if the Company irrevocably elects to exercise its right to redeem the MOPPRS, in whole but not in part, from the Remarketing Dealer on the Remarketing Date at the Optional Redemption Price. The "Optional Redemption Price" shall be the greater of (i) 100% of the principal amount of the MOPPRS and (ii) the sum of the present values of the Remaining Scheduled Payments thereon, as determined by the Remarketing Dealer, discounted to the Remarketing Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus in either case accrued and unpaid interest from the Remarketing Date on the principal amount being redeemed to the date of redemption. If the Company elects to redeem the MOPPRS, it shall pay to the Remarketing Dealer the Optional Redemption Price therefor in same-day funds by wire transfer to an account designated by the Remarketing Dealer on the Remarketing Date.

     (i) The Remarketing Dealer may, in accordance with the terms of the Indenture, modify the tender and settlement procedures set forth in the Indenture in order to facilitate the tender and settlement process.

     (j) The tender and settlement procedures described above, including provisions for payment by purchasers of MOPPRS in the remarketing or for payment to selling Beneficial Owners of tendered MOPPRS, may be modified to the extent required by DTC or, if agreed to by the Remarketing Dealer in accordance with Section 8(b)(viii) of this Agreement, to the extent required to facilitate the tender and remarketing of MOPPRS in certificated form, if the book-entry system is no longer available for the MOPPRS at the time of the remarketing.

     Section 5. Fees and Expenses. Subject to Section 11 of this Agreement, for its services in performing its duties set forth herein, the Remarketing Dealer will not receive any fees or reimbursement of expenses from the Company.

     Section 6. Resignation of the Remarketing Dealer. The Remarketing Dealer may resign and be discharged from its duties and obligations hereunder at any time, such resignation to be effective 10 days after delivery of a written notice to the Company and the Trustee of such resignation. The Remarketing Dealer also may resign and be discharged from its duties and obligations hereunder at any time, such resignation to be effective immediately, upon termination of this Agreement in accordance with Section 11(b) hereof. It shall be the sole responsibility of the Company to appoint a successor Remarketing Dealer.

     Section 7. Dealing in the MOPPRS; Purchase of MOPPRS by the Company.
(a) Merrill Lynch, when acting as the Remarketing Dealer or in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold and deal in any of the MOPPRS. Merrill Lynch, as Holder or Beneficial Owner of the MOPPRS, may exercise any vote or join as a Holder or Beneficial Owner, as the case may be, in any action which any Holder or Beneficial Owner of MOPPRS may be entitled to exercise or take pursuant to the Indenture with like effect as if it did not act in any capacity hereunder. The Remarketing Dealer, in its capacity either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.

     (b) The Company may purchase MOPPRS in the remarketing, provided that the Interest Rate to Maturity established with respect to MOPPRS in the remarketing is not different from the Interest Rate to Maturity that would have been established if the Company had not purchased such MOPPRS.

     Section 8. Conditions to Remarketing Dealer's Obligations. The obligations of the Remarketing Dealer under this Agreement have been undertaken in reliance on, and shall be subject to, (a) the due performance by the Company of its obligations and agreements as set forth in this Agreement and the accuracy of the representations and warranties in this Agreement and any certificate delivered pursuant hereto, and (b) the further condition that (I) none of the events set forth in clauses (ii), (v), (viii) below shall have occurred at any time and (II) none of the events set forth in clauses (i), (iii), (iv), (vi) or
(vii) below shall have occurred subsequent to the Remarketing Dealer's election on the Notification Date to remarket the MOPPRS:

          (i) the rating of any securities of the Company shall have been down-graded or put under surveillance or review, including being put on CreditWatch or Watch List with negative implications, or withdrawn by a nationally recognized statistical rating organization;

          (ii) without the prior written consent of the Remarketing Dealer, the Indenture (including the MOPPRS) shall have been amended in any manner, or otherwise contain any provision not contained therein as of the date hereof, that in either case in the judgment of the Remarketing Dealer materially changes the nature of the MOPPRS or the remarketing procedures (it being understood that, notwithstanding the provisions of this clause (ii), the Company shall not be prohibited from amending the Indenture);

          (iii) trading in any securities of the Company shall have been suspended or materially limited by the Commission or the New York Stock Exchange, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq National Market shall have been suspended or materially limited, or minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices shall have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or if a banking moratorium shall have been declared by either Federal or New York authorities;

          (iv) there shall have occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Remarketing Dealer, impracticable to remarket the MOPPRS or to enforce contracts for the sale of the MOPPRS;

          (v) an Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS shall have occurred and be continuing;

          (vi) a material adverse change, or any development or event (whether taken on its own or in combination with other adverse events arising out of the same circumstances occurring prior to the Notification Date) likely to result in a prospective material adverse change, in the condition, financial or otherwise, or in the earnings or business affairs of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, shall have occurred;

          (vii) if a Prospectus is required under the 1933 Act to be delivered in connection with the remarketing of the MOPPRS, the Company shall fail to furnish to the Remarketing Dealer on the Remarketing Date the officers' certificate, opinion and comfort letter referred to in Section 3(e) of this Agreement and such other documents and opinions as counsel for the Remarketing Dealer may reasonably require for the purpose of enabling such counsel to pass upon the sale of MOPPRS in the remarketing as herein contemplated and related proceedings, or in order to evidence the accuracy and completeness of any of the representa tions and warranties, or the fulfillment of any of the conditions, herein contained; or

          (viii) the MOPPRS are not maintained in book-entry form with DTC or any successor thereto; provided, that the Remarketing Dealer, in its sole discretion and subject to receipt of an opinion of counsel for the Company reasonably satisfactory to the Remarketing Dealer, may waive the foregoing condition if in the Remarketing Dealer's judgment the Indenture and the MOPPRS can be amended, and they are amended, so as to permit the remarketing of the MOPPRS in certificated form and otherwise as contemplated herein;

and the Remarketing Dealer shall have received on the Remarketing Date a certificate of the chief executive officer and of the chief financial officer of the Company, dated as of the Remarketing Date, to the effect that (i) the representations and warranties in this Agreement are true and correct with the same force and effect as though expressly made at and as of the Remarketing Date, (ii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Remarketing Date and (iii) none of the events specified in the preceding clause (b) has occurred.

     (c) In furtherance of the foregoing, the effectiveness of the Remarketing Dealer's election on the Notification Date to remarket the MOPPRS shall be subject to the condition that the Remarketing Dealer shall have received a certificate of the chief executive officer and of the chief financial officer of the Company, dated as of the Notification Date, to the effect that (i) the Company has, prior to the Remarketing Dealer's election on the Notification Date to remarket the MOPPRS, provided the Remarketing Dealer with notice of all events as required under Section 3(a) of this Agreement, (ii) the representations and warranties in this Agreement are true and correct at and as of the Notification Date and (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Notification Date. Such certificate shall be delivered by the Company to the Remarketing Dealer as soon as practicable following notification by the Remarketing Dealer to the Company on the Notification Date of its election to remarket the MOPPRS and in any event prior to the Determination Date.

     In the event of the failure of any of the foregoing conditions, the Remarketing Dealer may terminate its obligations under this Agreement as provided in Section 11.

     Section 9. Indemnification. (a) The Company agrees to indemnify and hold harmless the Remarketing Dealer and its officers, directors and employees and each person, if any, who controls the Remarketing Dealer within the meaning of Section 20 of the 1934 Act as follows:

          (i) against any loss, liability, claim, damage and expense whatsoever, as incurred, arising out of, (A) the failure to have an effective Registration Statement under the 1933 Act relating to the MOPPRS, if required, or the failure to satisfy the prospectus delivery requirements of the 1933 Act because the Company failed to provide the Remarketing Dealer with a Prospectus for delivery, or (B) any untrue statement or alleged untrue statement of a material fact contained in any of the Remarketing Materials (including any incorporated documents), or (C) the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, or (D) any violation by the Company of, or any failure by the Company to perform any of its obligations under, this Agreement, or (E) the acts or omissions of the Remarketing Dealer in connection with its duties and obligations to determine the Interest Rate to Maturity hereunder except that are finally judicially determined to be due to its gross negligence or willful misconduct;

          (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever arising out of, or based upon, any of items (A) through (E) in clause (i) above; provided that (subject to clause (d) below) such settlement is effected with the written consent of the Company, which consent shall not be unreasonably withheld; and

          (iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Remarketing Dealer), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever arising out of, or based upon, any of items (A) through (E) in clause (i) above to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that the foregoing indemnity shall not apply to any losses, liabilities, claims, damages and expenses to the extent arising out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Remarketing Dealer expressly for use in the Remarketing Materials.

     (b) The Remarketing Dealer agrees to indemnify and hold harmless the Company, its directors and each of its officers who signed the Registration Statement, from and against any loss, liability, claim, damage and expense, as incurred, but only with respect to untrue statements or omissions made in the Remarketing Materials in reliance upon and in conformity with information furnished to the Company in writing by the Remarketing Dealer expressly for use in such Remarketing Materials. The indemnity agreement in this paragraph shall extend upon the same terms and conditions to each person, if any, who controls the Company within the meaning of Section 20 of the 1934 Act.

     (c) Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to clause (a) above, counsel to the indemnified parties shall be selected by Merrill Lynch, and, in the case of parties indemnified pursuant to clause (b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 9 or Section 10 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission or fault, culpability or a failure to act by or on behalf of any indemnified party.

     (d) The indemnity agreements contained in this Section 9 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Remarketing

Dealer, and shall survive the termination or cancellation of this Agreement and the remarketing of any MOPPRS hereunder.

     Section 10. Contribution. If the indemnification provided for in
Section 9 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Remarketing Dealer on the other hand from the remarketing of the MOPPRS pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Remarketing Dealer on the other hand in connection with the acts, failures to act, statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

     The relative benefits received by the Company on the one hand and the Remarketing Dealer on the other hand in connection with the remarketing of the MOPPRS pursuant to this Agreement shall be deemed to be in the same respective proportions as (i) the aggregate principal amount of the MOPPRS, and (ii) the aggregate positive difference, if any, between the price at which the MOPPRS are sold by the Remarketing Dealer in the remarketing and the price paid by the Remarketing Dealer for the MOPPRS tendered on the Remarketing Date.

     The relative fault of the Company on the one hand and the Remarketing Dealer on the other hand shall be determined by reference to, among other things, the responsibility hereunder of the applicable party for any act or failure to act relating to the losses, liabilities, claims, damages or expenses incurred or, in the case of any losses, liabilities, claims, damages or expenses arising out of any untrue or alleged untrue statement of a material fact contained in any of the Remarketing Materials or the omission or alleged omission to state a material fact therefrom, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Remarketing Dealer and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     The Company and the Remarketing Dealer agree that it would not be just and equitable if contribution pursuant to this Section 10 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this
Section 10. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this
Section 10 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such act or failure to act or untrue or alleged untrue statement or omission or alleged omission.

     Notwithstanding the provisions of this Section 10, the Remarketing Dealer shall not be required to contribute any amount in excess of the amount by which the total price at which the MOPPRS remarketed by it and resold to the public were sold to the public exceeds the amount of any damages which the Remarketing Dealer has otherwise been required to pay by reason of any act or failure to act for which it is responsible hereunder or any untrue or alleged untrue statement or omission or alleged omission.

     No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the

1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     For purposes of this Section 10, each person, if any, who controls the Remarketing Dealer within the meaning of Section 15 of the 1933 Act or
Section 20 of the 1934 Act shall have the same rights to contribution as the Remarketing Dealer, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

     Section 11. Termination of Remarketing Agreement. (a) This Agreement shall terminate as to the Remarketing Dealer on the effective date of the resignation of the Remarketing Dealer pursuant to Section 6 hereof or the repurchase of the MOPPRS by the Company pursuant to Section 4(g) hereof or the redemption of the MOPPRS by the Company pursuant to Section 4(h) hereof.

     (b) In addition, the Remarketing Dealer may terminate all of its obligations under this Agreement immediately by notifying the Company and the Trustee of its election to do so, at any time on or before the Remarketing Date, in the event that: (i) any of the conditions referred to or set forth in Section 8(a) hereof have not been met or satisfied in full,
(ii)(A) any of the events set forth in Section 8(b)(ii), (v) or (viii) shall have occurred at any time or (B)(I) with respect to any period prior to the Remarketing Dealer's election on the Notification Date to remarket the MOPPRS, any of the events set forth in Section 8(b)(i), (iii), (iv),
(vi) and (vii) shall have occurred at any time and (II) with respect to the period after the Remarketing Dealer's election on the Notification Date to remarket the MOPPRS, any of the events set forth in Section 8(b)(i), (iii),
(iv), (vi) and (vii) shall have occurred at any time after the Notification Date, (iii) the Remarketing Dealer determines, in its sole discretion, after consultation with the Company, that it shall not have received all of the information, whether or not specifically referenced herein, necessary to fulfill its obligations under this Agreement or (iv) the Company effects a legal defeasance or covenant defeasance of the MOPPRS pursuant to Sections 8.01(b)(i) or 8.01(b)(ii), respectively, of the Indenture.

     (c) If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party, except that, in the case of termination pursuant to Section 11(b) of this Agreement, the Company shall reimburse the Remarketing Dealer for all of its out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Remarketing Dealer, and except further as set forth in
Section 11(e) below. Sections 1, 9, 10, 11(d) and 11(e) shall survive such termination and remain in full force and effect.

     (d) In addition, in connection with any purchase by the Company or any of its affiliates or subsidiaries of MOPPRS prior to the Remarketing Dealer's election on the Notification Date to remarket the MOPPRS, the Company shall within two Business Days after such purchase notify the Remarketing Dealer of such purchase, and the obligations of the Remarketing Dealer to remarket the MOPPRS shall be subject to termination as follows:
(i) in the event that the principal amount of MOPPRS purchased by the Company is less than $30,000,000, the principal amount of MOPPRS which the Remarketing Dealer shall be obligated to remarket after its election to remarket on the Notification Date shall be reduced (hereinafter, a "Partial Termination") by an amount equal to the principal amount of the MOPPRS purchased by the Company (giving effect to all prior purchases of MOPPRS by the Company or any of its affiliates or subsidiaries made in accordance with this Section 11(d)(i)); and (ii) in the event that the principal amount of MOPPRS purchased by the Company or any of its affiliates or subsidiaries, when aggregated with all prior purchases of MOPPRS by the Company or any of its affiliates or subsidiaries made in accordance with this Section 11(d), is $30,000,000 or more, the Remarketing Dealer may terminate all of its obligations under this Agreement (it being agreed that if the Remarketing Dealer elects to remarket the MOPPRS pursuant to Section 4(c), the principal amount of the MOPPRS subject to remarketing shall be equal to the original aggregate principal amount of MOPPRS minus the cumulative aggregate principal amount purchased by the Company prior to the Notification Date in accordance with this Section 11(d)). In the case of clause (i) above, the Partial Termination shall be deemed to occur automatically and in the case of clause (ii) above, the Remarketing Dealer shall promptly notify the Company of its election with respect to termination.

     (e) In the case of either (i) termination of this Agreement after the Remarketing Dealer's election on the Notification Date to remarket the MOPPRS, pursuant to Section 11(b) (other than Section 11(b)(ii)(B)(I)), or
(ii) termination of this Agreement due to the occurrence, prior to the Remarketing Dealer's election on the Notification Date to remarket the MOPPRS, of any event set forth in Section 8(b)(ii), (v) or (viii) or
Section 11(b)(iv), or (iii) termination or Partial Termination of this Agreement pursuant to Section 11(d) due to the occurrence, prior to the Remarketing Dealer's election on the Notification Date to remarket the MOPPRS, of a repurchase of MOPPRS by the Company, the Company shall immediately following the Call Price Determination Date (as defined below) pay the Remarketing Dealer, in same-day funds by wire transfer to an account designated by the Remarketing Dealer, the fair market value, calculated as set forth below, of the Remarketing Dealer's right to purchase and remarket the original aggregate principal amount (or, in the event of a Partial Termination pursuant to Section 11(d), such aggregate principal amount purchased by the Company or any of its affiliates or subsidiaries) of the MOPPRS pursuant to this Agreement (the "Call Price"). In the case of a Partial Termination, the Call Price shall be payable automatically without any request from the Remarketing Dealer; in all other cases, the Call Price shall be payable upon the request of the Remarketing Dealer.

     In the case of termination of this Agreement pursuant to Section 11(b) after the Remarketing Dealer elects on the Notification Date to remarket the MOPPRS, the Call Price shall be equal to the excess of (i) the Dollar Price of the MOPPRS determined as provided in Section 4 over (ii) the aggregate principal amount of the MOPPRS.

     In the case of termination of this Agreement due to the occurrence, prior to the Remarketing Dealer's election on the Notification Date to remarket the MOPPRS, of any event set forth in Section 8(b)(ii), (v) or
(viii) or Section 11(b)(iv) or 11(d), the Call Price shall be determined in good faith by the Remarketing Dealer in the following manner. The Remarketing Dealer shall select five reference market dealers reasonably satisfactory to the Company. The Remarketing Dealer shall request each reference market dealer to provide a quotation, as of the same time and date, of the value of the Call Price, determined on a commercially reasonable basis by reference, among other factors, to the formulation described in the preceding paragraph. The Call Price shall be equal to the average of the three quotations remaining after disregarding the highest and lowest of such quotations. If fewer than five quotations are obtained, the average of the quotations obtained shall be used.

     The Remarketing Dealer shall determine the applicable Call Price on the Business Day immediately following the date of termination or notification of the occurrence, prior to the Remarketing Dealer's election on the Notification Date to remarket the MOPPRS, of any event set forth in
Section 8(b)(ii), (v) or (viii), as the case may be, or as soon as practicable thereafter (the "Call Price Determination Date"). The Remarketing Dealer shall promptly notify the Company of the Call Price Determination Date and the Call Price by telephone, confirmed in writing (which may include facsimile or other electronic transmission). The Call Price, absent manifest error, shall be binding and conclusive upon the parties hereto.

     (f) This Agreement shall not be subject to termination by the Company.

     Section 12. Remarketing Dealer' Performance; Duty of Care. The duties and obligations of the Remarketing Dealer shall be determined solely by the express provisions of this Agreement and the Indenture. No implied covenants or obligations of or against the Remarketing Dealer shall be read into this Agreement or the Indenture. In the absence of bad faith on the part of the Remarketing Dealer, the Remarketing Dealer may conclusively rely upon any document furnished to it, which purports to conform to the requirements of this Agreement and the Indenture, as to the truth of the statements expressed in any of such documents. The Remarketing Dealer shall be protected in acting upon any document or communication reasonably believed by it to have been signed, presented or made by the proper party or parties. The Remarketing Dealer shall incur no liability hereunder to any Beneficial Owner or Holder of MOPPRS in its individual capacity or as Remarketing Dealer for any action or failure to act in connection with the remarketing or otherwise. The Remarketing Dealer shall incur no liability to the Company with respect to calculation of the Interest Rate to Maturity, except as a result of gross negligence or willful misconduct on its part.

     Section 13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE.

     Section 14. Term of Agreement. Unless otherwise terminated in accordance with the provisions hereof, this Agreement shall remain in full force and effect from the date hereof until the earlier of the first day thereafter on which no MOPPRS are outstanding or the completion of the remarketing of the MOPPRS. Regardless of any termination of this Agreement pursuant to any of the provisions hereof, the obligations of the Company pursuant to Sections 9, 10 and 11 hereof shall remain operative and in full force and effect until fully satisfied.

     Section 15. Successors and Assigns. The rights and obligations of the Company hereunder may not be assigned or delegated to any other person without the prior written consent of the Remarketing Dealer. The rights and obligations of the Remarketing Dealer hereunder may not be assigned or delegated to any other person without the prior written consent of the Company; provided, however, that no consent shall be required in connection with any such assignment by the Remarketing Dealer to an affiliate. This Agreement shall inure to the benefit of and be binding upon the Company and the Remarketing Dealer and their respective successors and assigns, and will not confer any benefit upon any other person, partnership, association or corporation other than persons, if any, controlling the Remarketing Dealer within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, or any indemnified party to the extent provided in Section 9 hereof, or any person entitled to contribution to the extent provided in
Section 10 hereof. The terms "successors" and "assigns" shall not include any purchaser of any MOPPRS merely because of such purchase.

     Section 16. Headings. Section headings have been inserted in this Agreement as a matter of convenience of reference only, and it is agreed that such section headings are not a part of this Agreement and will not be used in the interpretation of any provisions of this Agreement.

     Section 17. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provision of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

     Section 18. Counterparts. This Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

     Section 19. Amendments. This Agreement may be amended by any instrument in writing signed by each of the parties hereto so long as this Agreement as amended is not inconsistent with the Indenture in effect as of the date of any such amendment.

     Section 20. Notices. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing (which may include facsimile or other electronic transmission) and shall be deemed to have been validly given or made when delivered or mailed, registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

     (a) to the Company:

                Cytec Industries Inc.
                Five Garret Mountain Plaza
                West Paterson, NJ  07424
                Attention: Secretary
                Facsimile No.: (973) 357-3058

     (b) to Merrill Lynch:

                Merrill Lynch, Pierce, Fenner & Smith Incorporated
                North Tower
                World Financial Center
                New York, New York  10281-1307
                Attention: Swaps Option Desk
                Facsimile No.: (212) 449-8920

                With a copy to: Scott Primrose/Transaction Management Group Facsimile No.: (212) 449-2234

or to such other address as the Company or the Remarketing Dealer shall specify in writing.

     IN WITNESS WHEREOF, each of the Company and the Remarketing Dealer has caused this Remarketing Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.

                                        CYTEC INDUSTRIES INC.



                                        By
                                           ------------------------------
                                           Name:
                                           Title:


                                        MERRILL LYNCH, PIERCE, FENNER
                                           & SMITH INCORPORATED



                                        By
                                           ------------------------------
                                           Authorized Signatory